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                                                           EXHIBIT 4.9

          THIS FIRST SUPPLEMENTAL INDENTURE, dated as of September 5, 1996, between IMC GLOBAL INC., formerly known as IMC Fertilizer Group, Inc., a Delaware corporation (hereinafter called the "Company"), having its principal executive offices at 2100 Sanders Road, Northbrook, IL 60062, and THE BANK OF NEW YORK, a corporation duly organized and existing under the laws of the United States of America, as successor trustee to NationsBank of Georgia (the "Trustee"), amends and supplements the Indenture providing for the issuance of Senior Debt Securities in series, dated as of June 15, 1993, between the Company and the Trustee (the "Original Indenture") and to the extent inconsistent therewith, supersedes the Original Indenture.

                               RECITALS

          WHEREAS, the Company and the Trustee entered into the Original Indenture to provide for the issuance of 10 1/8% Senior Notes due 2001 and 10 1/8% Series B Senior Notes Due 2001 (collectively, the "10 1/8% Notes"); and

          WHEREAS, holders of more than a majority of the outstanding principal amount of the 10 1/8% Notes have consented to the execution by the Company and the Trustee of this First Supplemental Indenture pursuant to which certain covenants in the Original Indenture shall be deleted and certain other provisions shall be amended; and

          WHEREAS, Section 9.2 of the Original Indenture provides that the Company and the Trustee may enter into one or more Supplemental Indentures to amend the Original Indenture with the written consent of the holders of a majority of the principal amount of the then outstanding securities of such series.

          NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND OF THE MUTUAL COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

          SECTION 1. Definitions, References. Unless otherwise specifically defined herein, each term used herein which is defined in the Original Indenture shall have the meaning assigned to such term in the Original Indenture. Except as amended and supplanted hereby, all of the terms of the Original Indenture shall remain in full force and effect and are hereby confirmed in all respects. Each reference to "hereof," "hereunder," "herein," and "hereby" and each other similar reference, and each reference to "this Agreement" and each other similar reference, contained in the Original Indenture shall from and after the date hereof refer to the Original Indenture as amended by this First Supplemental Indenture.

          SECTION 2.  Amendment to Article Four of the Original
Indenture.  Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.9, 4.10, 4.11, 4.12,
4.13, 4.14, 4.15, 4.17, and 4.18 of the Original Indenture are hereby deleted in their entirety.

          SECTION 3.  Amendment to Article Five of the Original
Indenture. Section 5.1 of the Original Indenture is hereby deleted in its entirety.
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          SECTION 4.  Amendment to Article Six of the Original
Indenture. Section 6.1 of the Original Indenture is hereby amended by deleting paragraphs (c),(d), (e), and (f) in their entirety.
Paragraphs (g) and (h) of Section 6.1 of the Original Indenture are hereby redesignated paragraphs (c) and (d).

          SECTION 5. Ratification of Provisions of Original Indenture. All provisions of the Original Indenture not specifically herein supplemented or modified are hereby ratified and reaffirmed by the Company and the Trustee.

          SECTION 6. Applicability of First Supplemental Indenture. The covenants and agreements set forth in this First Supplemental Indenture shall, unless otherwise determined by the Company and set forth in an amendment to the Original Indenture, be applicable solely to the 10 1/8% Notes.

          SECTION 7. Counterparts. This First Supplemental Indenture may be executed in counterparts by the parties hereto.

          SECTION 8. Section Headings. The Section headings in this First Supplemental Indenture are inserted for convenience only and shall not be part of this instrument.

          SECTION 9. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

          SECTION 10. Entire Agreement. This First Supplemental Indenture and the Original Indenture as amended hereby constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof.

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                           *    *    *    *

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all of the day and year first above written.

                                        IMC GLOBAL INC.

                                    By:  M. I. Smith
                                         -----------------------------
                                    Title:  Senior Vice President
                                              and General Counsel

Attest:  Rose Marie Williams
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Title:   Corporate Secretary

                                        THE BANK OF NEW YORK

                                    By:
                                         -----------------------------
                                    Title:
Attest:
         -------------------------
Title: